Exhibit 99.1

Katy Saeger or Peter Epstein

Harmonica / Light Reaction

katy@harmonica.co or peter@harmonica.co

+1 310-597-2337 or +1 323-251-3567

Marchex, Inc.

Investor Relations

Trevor Caldwell, 206-331-3600

ir(at)marchex.com

Media Inquiries:

Marchex Corporate Communications

206-331-3434

pr(at)marchex.com

Light Reaction Launches M-Call, Click-to-Call Mobile Performance Product, In Partnership with Marchex

New Cost-Per-Call Product Enables Light Reaction and Xaxis Advertisers to Drive And Measure Phone Leads Directly from Mobile Ads Across Hundreds of Top Publishers and Apps

NEW YORK (July 15, 2015) – Light Reaction, a mobile-first performance advertising business that is part of Xaxis, announced today the launch of M-Call in partnership with mobile advertising analytics company Marchex (NASDAQ: MCHX). The new click-to-call mobile performance product enables advertisers to generate high-quality phone leads directly from mobile Web and in-app ads across hundreds of top publishers and apps. In addition, Light Reaction and Xaxis clients gain access to Marchex Call Analytics, a real-time mobile advertising platform that measures sales and consumer intent from mobile, click-to-call campaigns.

The new product incorporates Light Reaction’s outcomes-based, pay-for-performance media model with advertisers paying only for ads that generate in-bound calls. M-Call will run through Turbine, the next generation data management platform (DMP) operated by Xaxis, enabling brands to coordinate their click-to-call mobile campaigns with the rest of their digital spend. Mobile inventory available to M-Call advertisers includes mobile search, mobile display, in-app and mobile social. Call Analytics, powered by Marchex, provides 100% real-time attribution for every phone call while surfacing call outcomes directly into the Light Reaction platform. M-Call and Call Analytics are available to both Light Reaction and Xaxis clients, including GroupM agencies, beginning in North America.

“Brands continue to challenge us to develop new ways to drive leads and conversions through mobile-first products,” said Paul Dolan, general manager of Light Reaction. “With M-Call, advertisers can generate high-quality in-bound phone leads in a way that would be impossible on anything other than a smartphone. We’re able to provide brands with a simple, effective and highly measurable click-to-call option for their lead gen campaigns.”

“With the massive adoption of smartphones, we have new opportunities to connect with prospective customers to grow our business,” said Claudio Duran, Director of Digital, ADT. “We have a long-standing relationship with Marchex and are excited to be able to extend the reach of our click-to-call campaigns across the industry-leading breadth of premium mobile inventory available through M-Call.”

“Smartphones have changed how consumers are interacting with brands in the “real world” and more than ever, marketers require visibility and insights on mobile-influenced purchases,” said Pete Christothoulou, Chief Executive Officer of Marchex. “Joining forces with Light Reaction and Xaxis will allow us to transform mobile marketing performance at scale – we are looking forward to supporting their teams and clients in driving results.”

About Light Reaction

Light Reaction is a programmatic performance advertising business that sells clearly defined customer outcomes. Part of Xaxis, the world’s largest programmatic media and technology platform, Light Reaction’s mobile-first approach to performance combines scientific insight with the data resources and scale of Xaxis to deliver highly measurable results for global advertisers. Light Reaction is available in 20 markets across North America, Europe, Asia and the Middle East. For more information, visit Light Reaction at www.lightreaction.com.

About Xaxis

Xaxis is a global digital media platform that programmatically connects advertisers to audiences across all addressable channels. Through the expert use of proprietary data and advertising technology along with unparalleled media relationships, Xaxis delivers results for over 2,800 clients in 40 markets across North America, Europe, Asia Pacific, Latin America and the Middle East. Advertisers working with Xaxis achieve exceptionally high return on advertising spend through the company’s proprietary media products, as well as through its wholly-owned specialist companies, Light Reaction, Bannerconnect, and ActionX. For more information, visit www.xaxis.com.

About Marchex

Marchex is a mobile advertising analytics company that connects online behavior to real-world, offline actions. By linking critical touchpoints in the customer journey, Marchex’s products enable a 360-degree view of marketing effectiveness. Brands and agencies utilize Marchex’s products to transform business performance.

Please visit www.marchex.com, blog.marchex.com or @marchex on Twitter (Twitter.com/Marchex), where Marchex discloses material information from time to time about the Company, its financial information, and its business.

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